                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          QUANTUM EFFECT DEVICES, INC.


         QUANTUM EFFECT DEVICES, INC., a corporation organized and existing under the laws of the state of Delaware (the "Corporation") hereby certifies that:

         1. The name of the Corporation is Quantum Effect Devices, Inc.

         2. The date of filing of the Corporation's original Certificate of Incorporation was September 9, 1999.

         3. The Amended and Restated Certificate of Incorporation of the Corporation as set forth in Exhibit A hereto was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

         4. Pursuant to Section 245 of the Delaware General Corporation Law, approval of the sole stockholder of the Corporation has been obtained.

         5. The Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated by reference.

         IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Certificate of Incorporation this 28th day of December 1999, and hereby affirms and acknowledges under penalty of perjury that the filing of this Amended and Restated of Incorporation is the act and deed of Quantum Effect Devices, Inc.

                               QUANTUM EFFECT DEVICES, INC.



                               By  /s/ THOMAS J. RIORDAN
                                  ---------------------------------------------
                                        Thomas J. Riordan
                                        President and Chief Executive Officer


                                       1.

                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                          QUANTUM EFFECT DEVICES, INC.,
                             A DELAWARE CORPORATION


                                       I.

         The name of the Corporation is Quantum Effect Devices, Inc. (the "Corporation").

                                       II.

The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, DE 19805, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

                                      III.

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                       IV.

         The Corporation is authorized to issue two classes of stock to be designated, respectively, as "Preferred Stock" and "Common Stock." The total number of shares of Preferred Stock which the Corporation is authorized to issue is Thirteen Million Eight Hundred Ninety-Seven Thousand Seven Hundred Fifty (13,897,750), each having a par value of one-tenth of one cent ($.001). The total number of shares of Common Stock which the Corporation is authorized to issue is One Hundred Million (100,000,000), each having a par value of one-tenth of one cent ($.001).

         The holders of Common Stock shall be entitled to one vote per share of Common Stock in the election of directors and upon each other matter coming before any vote of stockholders.

         The rights, preferences, privileges and restrictions granted to and imposed upon the Preferred Stock are as follows:

     1. SERIES A PREFERRED, SERIES B PREFERRED, SERIES C PREFERRED AND SERIES D PREFERRED STOCK. The Preferred Stock shall be issued in four series. The first series of Preferred Stock shall be designated "Series A Preferred Stock" or "Series A Preferred" and shall consist of 1,800,000 shares. The second series of Preferred Stock shall be designated "Series B Preferred Stock" or "Series B Preferred" and shall consist of 2,593,750 shares. The third series of Preferred Stock shall be designated "Series C Preferred Stock" or "Series C Preferred" and shall consist of 4,804,000 shares. The fourth series of Preferred Stock shall be designated "Series D Preferred Stock" or "Series D Preferred" and shall consist of 4,700,000 shares. Collectively, the


                                       2.

Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred are occasionally referred to herein as "Preferred."

     2. GENERAL DEFINITIONS. For purposes of this Article III, the following definitions shall apply:

               (a) "JUNIOR SHARES" shall mean all Common and any other shares of the Corporation other than the Preferred.

               (b) "SUBSIDIARY" shall mean any corporation at least fifty percent (50%) of whose outstanding voting securities or securities convertible into such voting securities shall at the time be owned by this Corporation or by one or more of such subsidiaries.

               (c) "BOARD OF DIRECTORS" shall mean the Board of Directors of the Corporation.

               (d) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares (other than Common Stock, Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred) or other securities convertible into or exchangeable for Common Stock.

               (e) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

               (f) "ORIGINAL ISSUE DATE" shall mean, with respect to the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, respectively, the date on which shares of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred were first issued, respectively.

               (g) "ADDITIONAL SHARES OF COMMON" shall mean all shares of Common issued (or, pursuant to Section 6(d)(ii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common issued or issuable:

                    (i) upon conversion of shares of Preferred;

                    (ii) to officers or employees of, or consultants to, the Corporation pursuant to any stock grant, option plan or purchase plan or other employee stock incentive program (collectively the "Plans") approved by the Board of Directors; PROVIDED, HOWEVER, that, with respect to the Series A Preferred only, all such shares of Common issued or issuable to said officers, employees or consultants do not exceed Seven Million One Hundred Thousand (7,100,000) such shares in the aggregate, net of Company repurchases, and with respect to the Series B Preferred, Series C Preferred and Series D Preferred, all such shares of Common issued or issuable to said officers, employees or consultants do not exceed Nine Million One Hundred Thousand (9,100,000) such shares in the aggregate, net of Company repurchases;

                    (iii) as a dividend or distribution on Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred;


                                     3.

                    (iv) by way of dividend or other distribution on shares of Common excluded from the definition of Additional Shares of Common by the foregoing clauses (i), (ii) and (iii); and

                    (v) with respect to adjustments to the Series B Preferred Conversion Price, the Series C Preferred Conversion Price and the Series D Preferred Conversion Price only, up to 237,500 shares of Common Stock (as adjusted for stock splits, recapitalizations, stock dividends and the like) to Cisco Systems, Inc.

               (h) "COMMON" shall mean the Common Stock of this Corporation.

               (i) "PREFERRED" shall mean the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred Stock of the Corporation.

               (j) "PURCHASE PRICE" shall mean $1.40 per share of Series A Preferred, $2.40 per share of Series B Preferred, $2.50 per share of Series C Preferred and $4.32 for the Series D Preferred.

               (k) "HE," "SHE," "IT" shall mean any of such gender references as required by the context and all of them if the context so requires.

     3. DIVIDENDS.

          (a) SERIES A PREFERRED STOCK. The holders of the then outstanding Series A Preferred shall be entitled to receive, if, when, and as declared by the Board of Directors, out of any funds legally available therefor, dividends at an annual rate not to exceed eleven cents ($0.11) for each share of Series A Preferred, prior and in preference to any declaration and payment of any dividend (payable other than in stock of the Corporation) on the Junior Shares. Dividends on each share of Series A Preferred, if any, shall be non-cumulative. Dividends, if paid or if declared and set aside for payment, must be paid on, or declared and set aside for payment on, all outstanding Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred contemporaneously.

          (b) SERIES B PREFERRED STOCK. The holders of the then outstanding Series B Preferred shall be entitled to receive, if, when, and as declared by the Board of Directors, out of any funds legally available therefor, dividends at an annual rate not to exceed nineteen cents ($0.19) for each share of Series B Preferred, prior and in preference to any declaration and payment of any dividend (payable other than in stock of the Corporation) on the Junior Shares. Dividends on each share of Series B Preferred, if any, shall be non-cumulative. Dividends, if paid or if declared and set aside for payment, must be paid on, or declared and set aside for payment on, all outstanding Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred contemporaneously.

          (c) SERIES C PREFERRED STOCK. The holders of the then outstanding Series C Preferred shall be entitled to receive, if, when, and as declared by the Board of Directors, out of any funds legally available therefor, dividends at an annual rate not to exceed twenty cents ($0.20) for each share of Series C Preferred, prior and in preference to any declaration and payment of any dividend (payable other than in stock of the Corporation) on the Junior Shares.


                                       4.

Dividends on each share of Series C Preferred, if any, shall be non-cumulative. Dividends, if paid or if declared and set aside for payment, must be paid on, or declared and set aside for payment on, all outstanding Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred contemporaneously.

          (d) SERIES D PREFERRED STOCK. The holders of the then outstanding Series D Preferred shall be entitled to receive, if, when, and as declared by the Board of Directors, out of any funds legally available therefor, dividends at an annual rate not to exceed thirty-five cents ($0.35) for each share of Series D Preferred, prior and in preference to any declaration and payment of any dividend (payable other than in stock of the Corporation) on the Junior Shares. Dividends on each share of Series D Preferred, if any, shall be non-cumulative. Dividends, if paid or if declared and set aside for payment, must be paid on, or declared and set aside for payment on, all outstanding Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred contemporaneously.

          (e) COMMON STOCK. No shares of Common Stock shall receive any dividend at a rate which is greater than the rate at which dividends are simultaneously paid in respect of the Preferred Stock (based on the number of shares of Common Stock into which the Preferred Stock is convertible on the date of the declaration of the dividend).

          (f) METHOD OF PAYMENT. Dividends shall be paid by forwarding a check, postage prepaid, to the address of each holder (or in the case of joint holders, to the address of any such holder), of Preferred Stock as shown on the books of the Corporation, or to such other address as such holder specifies for such purpose by written notice to the Corporation. The forwarding of such check shall satisfy all obligations of the Corporation with respect to such dividends, unless such check is not paid upon timely presentation.

          (g) PROHIBITION AND RESTRICTIONS ON PREFERRED STOCK DIVIDEND PAYMENT. If the Board of Directors shall declare a dividend on the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, and the amount available for payment thereof is insufficient to permit the payment of the full preferential amounts required to be paid to the holders of the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, then the amount available for such dividend payments shall be distributed ratably among the holders of the outstanding shares of Series A Preferred, the holders of the outstanding shares of Series B Preferred, the holders of the outstanding shares of Series C Preferred and the holders of the outstanding shares of Series D Preferred according to (i) the respective dividend preference amounts to which all such holders of outstanding Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred would otherwise be entitled, and (ii) the number of outstanding shares of each such series until each holder of outstanding shares of Series A Preferred has received its Series A Preferred preferential amount, each holder of outstanding shares of Series B Preferred has received its Series B Preferred preferential amount, each holder of outstanding shares of Series C Preferred has received its Series C Preferred preferential amount and each holder of outstanding shares of Series D Preferred has received its Series D Preferred preferential amount, each as applicable, in full.


                                       5.

4.       LIQUIDATION PREFERENCE.

          (a) PREFERRED STOCK. In the event of any liquidation, dissolution or winding up of the Corporation and until all preferential amounts owed to them under this Section 4(a) have been paid, the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, respectively, on a PARI PASSU basis, shall be entitled to receive, prior and in preference to any distribution of any assets or property of the Corporation to the holders of Junior Shares by reason of their ownership thereof, the amount of $1.40 per share for each share of Series A Preferred then held by them, the amount of $2.40 per share for each share of Series B Preferred then held by them, the amount of $2.50 per share for each share of Series C Preferred then held by them and the amount of $4.32 per share for each share of Series D Preferred then held by them, plus an amount equal to all declared but unpaid dividends on the Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred as of the date of liquidation (the "Liquidation Date"). If, on the Liquidation Date, the assets and property thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amounts due them, then the entire assets and property of the Corporation legally available for distribution shall be distributed on a pro rata basis among the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred based upon their respective liquidation preference prices, as set forth in the preceding sentence, multiplied by the number of outstanding shares in each Series.

          (b) MERGER OR CONSOLIDATION. The Corporation's sale of all or substantially all of its assets to, or the acquisition of the Corporation by another entity or by another corporation by means of merger or consolidation resulting in the exchange of the outstanding shares of the Corporation for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, in which merger or consolidation the control of this Corporation is transferred (i.e., a transfer of more than fifty percent (50%) of the voting securities of the Corporation to persons who did not previously own voting securities of the Corporation), shall be deemed to be a liquidation, dissolution and winding up of the Corporation as those terms are used in this Section 4.

          (c) COMMON STOCK LIQUIDATION PREFERENCE. After the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred have received the liquidation preference described in Section 4(a) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Series A Preferred, Series B Preferred, Series C Preferred and holders of Junior Shares pro rata, on a fully diluted, as-converted basis, based on the number of Junior Shares held by each (assuming conversion of all such Preferred Stock); provided that at such time as the holders of Series C Preferred shall have received an aggregate amount of ten dollars ($10.00) per share (as adjusted for stock splits, recapitalizations and the like) of Series C Preferred they own, (including all distributions with respect to Series C Preferred pursuant to Section 4(a) and this Section 4(c)), the holders thereof shall be entitled to no further distributions with respect to such shares of Series C Preferred.

          (d) FAIR MARKET VALUE. If not readily subject to determination, the fair value of the assets or property to be distributed pursuant to Section 4(a), 4(b) and 4(c) above shall be determined in good faith by the Board of Directors.


                                       6.

     5. REDEMPTION. The shares of Preferred are not redeemable.

     6. CONVERSION. The holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall have conversion rights as follows (the "Conversion Rights"):

          (a) RIGHT TO CONVERT. Each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be convertible at the option of the holder thereof, at any time after such Series' respective Original Issue Date at the office of the Corporation or any transfer agent for the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, into that number of fully paid and non-assessable shares of Common of the Corporation as is determined by dividing the Purchase Price for each share of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, respectively, by the applicable Conversion Price, determined as hereinafter provided, in effect at the time of such conversion. The initial Conversion Price for the Series A Preferred shall be $1.40 per share. The initial Conversion Price for the Series B Preferred shall be $2.40 per share. The initial Conversion Price for the Series C Preferred shall be $2.50 per share. The initial Conversion Price for the Series D Preferred shall be $4.32 per share. No adjustment shall be made with respect to dividends that may be declared and unpaid at the date of such conversion. The respective Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred shall be subject to adjustment as hereinafter provided.

          (b) AUTOMATIC CONVERSION. Each share of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred shall automatically be converted into share(s) of Common at the then effective Conversion Price for such share immediately upon the closing of a firm commitment underwritten offer and sale of Common Stock for the account of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, at a public offering price of at least Six Dollars and Forty-Eight Cents ($6.48) per share (appropriately adjusted in the case of any stock split, stock dividend or recapitalization, with aggregate cash proceeds at the public offering price equal to or exceeding Ten Million Dollars ($10,000,000) (net of underwriting discounts and commissions).

          (c) MECHANICS OF CONVERSION. Before any holder of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred shall be entitled to convert the same into shares of Common, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, and shall give written notice to the Corporation at such office that he elects to convert the same, and shall state therein the name or names which he wishes the certificate or certificates for shares of Common to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to each holder of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, as applicable, or to his nominee or nominees, any certificate or certificates for the number of shares of Common to which he shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of


                                       7.

Common on such date. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

          (d) ADJUSTMENTS TO CONVERSION PRICE FOR DILUTING ISSUES.

               (i) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price of a Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred shares shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred.

               (ii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON.

                    (1) OPTIONS AND CONVERTIBLE SECURITIES. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that, Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 6(d)(iv) hereof) of such Additional Shares of Common would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further, that in any such case in which Additional Shares of Common are deemed to be issued:

                         (A) no further adjustment in the Conversion Price shall
be made upon the subsequent issue of Convertible Securities or shares of Common upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                         (B) notwithstanding the immediately preceding clause
(A), if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and


                                       8.

                         (C) no readjustment pursuant to clause (B) above shall
have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date.

                    (2) STOCK DIVIDENDS AND SUBDIVISION. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common payable in Common without declaring or paying an equivalent dividend upon the Preferred, or effect a subdivision of the outstanding shares of Common into a greater number of shares of Common (by reclassification or otherwise than by payment of a dividend in Common) without making a corresponding adjustment in the Preferred, then and in any such event Additional Shares of Common shall be deemed to have been issued:

                         (A) in the case of any such dividend, immediately after
the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

                         (B) in the case of any such subdivision, at the close
of business on the date immediately prior to the date upon which such corporate action becomes effective.

               (iii) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON. In the event the Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 6(d)(ii)) without consideration or for a consideration per share less than the respective Conversion Price for Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred in effect on the date of and immediately prior to such issue, then and in such event, such respective Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such respective Conversion Price by a fraction, (A) the numerator of which shall be the number of shares of Common outstanding immediately prior to such issue plus the number of shares of Common which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such respective Conversion Price and (B) the denominator of which shall be the number of shares of Common outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; and provided further that, for the purposes of this Section 6(d)(iii), all shares of Common issuable upon conversion of outstanding Convertible Securities shall be deemed to be outstanding, and immediately after any Additional Shares of Common are deemed issued pursuant to Section 6(d)(ii), such Additional Shares of Common shall be deemed to be outstanding.

               (iv) DETERMINATION OF CONSIDERATION. For purposes of this Section 6(d), the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

                             (1) CASH AND PROPERTY. Such consideration shall:


                                       9.

                         (A) insofar as it consists of cash, be computed at the
aggregate amount of cash received by the Corporation after deduction of (i) any expenses payable, directly or indirectly, by the Corporation, and (ii) any underwriting or similar commissions, compensation, discounts or concessions paid or allowed by the Corporation;

                         (B) insofar as it consists of property other than cash,
be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                         (C) in the event Additional Shares of Common are issued
together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                    (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 6(d)(ii)(l), relating to Options and Convertible Securities, shall be determined by dividing:

                         (x) the total amount, if any, received or receivable by
the Corporation as consideration for the issue of such Option or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                         (y) the maximum number of shares of Common (as set
forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of Options or the conversion or exchange of such Convertible Securities.

               (v) ADJUSTMENT FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common, then and in such event provision shall be made so that the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall receive upon conversion thereof, in addition to the number of shares of Common receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred been converted into Common on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 6 with respect to the rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred.


                                      10.

               (vi) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at any time or from time to time there is (1) a capital reorganization of the Common (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 6 or other than a transaction deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to Section 4(b) hereof) or (2) a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation's properties and assets to any other person, as a part of such reorganization, merger, consolidation or sale, the terms of which have been approved by a majority of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, then provision shall be made so that the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall thereafter be entitled to receive, upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Common deliverable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred after the reorganization, merger, consolidation or sale to the end that the provisions of this Section 6 (including adjustment of the Conversion Price then in effect and number of shares purchasable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

               (vii) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, SUBSTITUTION AND STOCK SPLIT. If the Common issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred shall be changed into the same or different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than with respect to any such change provided for above) the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred shall be convertible into, in lieu of the number of shares of Common which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common that would have been subject to receipt by the holders upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred immediately before that change. If the Corporation effects a stock split or similar transaction with respect to the Common issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred, the Conversion Price then in effect shall, concurrently with the effectiveness of such reverse stock split or stock combination, be proportionately adjusted to reflect such stock split or similar transaction.

          (e) NO IMPAIRMENT. Without the consent of a majority of each of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred Shares, voting as separate classes, the Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of


                                      11.

any of the terms to be observed or performed hereunder by the Corporation, but it will at all times in good faith assist in the carrying out of all of the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the respective Conversion Rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred against impairment.

          (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 6, upon the request of any holder of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and furnish to each respective holder of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred, furnish or cause to be furnished to each holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price in effect at the time, and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred.

          (g) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of the record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each respective holder of Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

          (h) RESERVATION OF STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common solely for the purpose of effecting the respective conversion of the shares of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, such number of its shares of Common as shall from time to time be sufficient to effect the respective conversion of all outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred; and if at any time the number of authorized but unissued shares of Common shall not be sufficient to effect the conversion of all the then outstanding shares of the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common to such number of shares as shall be sufficient for such purpose.

          (i) NOTICES. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series A Preferred, Series B Preferred, Series C Preferred and/or Series D Preferred shall be deemed given upon receipt. Notice may be deposited in the United States certified or registered mail, first class postage prepaid, or by personal (courier) delivery and addressed to each holder of record of his address appearing on the books of the Corporation.


                                      12.

7.       VOTING RIGHTS.

         For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          (a) The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. Prior to the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the authorized number of directors which shall constitute the whole Board of Directors shall be fixed at five (5) unless changed by the consent of the holders of a majority of each of the Common, the Series A Preferred, the Series B Preferred and the Series C Preferred, each voting as a separate class. With respect to any election of directors to the Corporation's Board of Directors:
(1) the Series A Preferred shall have the right to elect two and only two members of the Board, voting separately as a class, (2) the Series B Preferred shall have the right to elect one and only one member of the Board, voting separately as a class, (3) the Series C Preferred shall have the right to elect one and only one member of the Board, voting separately as a class, and (4) the Common shall have the right to elect one and only one member of the Board, voting separately as a class.

          (b) Any vacancy created on this Corporation's Board of Directors shall be filled by a successor Director who shall be elected in the manner by which his or her predecessor was elected, as provided above. Any Director who has been elected to this Corporation's Board of Directors as provided above may be removed during his/her term of office in accordance with Delaware General Corporation Law, and any vacancy thereby created shall be filled as provided in the immediately preceding sentence.

          (c) Following the closing of the Initial Public Offering, the number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

          (d) On all other matters to come before the stockholders, the Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall have that number of votes per share (rounded up or down to the nearest whole share) equivalent to the number of shares of Common into which a share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, respectively, is convertible determined by reference to the Conversion Price then in effect for such Series of Preferred at the record date of determination of the holders of the shares entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the stockholders is first solicited, which vote may be cast as provided by the laws of the State of Delaware, the Corporation's Articles of Incorporation, and the Corporation's Bylaws, and except those matters required by law to be submitted to a class vote, shall vote with the holders of the Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.


                                      13.

          (e) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the Initial Public Offering, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

         Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          (f) Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding stock of the Corporation entitled to vote at an election of directors (the "Voting Stock").

          (g) Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

          (h) In the event that Section 2115(a) of the California Corporations Code is applicable to this corporation, then the following shall apply:

               (i) Every stockholder entitled to vote in any election of directors of this corporation may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder thinks fit;


                                      14.

               (ii) No stockholder, however, may cumulate such stockholder's votes for one or more candidates unless (i) the names of such candidates have been properly placed in nomination, in accordance with the Bylaws of the corporation, prior to the voting, (ii) the stockholder has given advance notice to the corporation of the intention to cumulative votes pursuant to the Bylaws, and (iii) the stockholder has given proper notice to the other stockholders at the meeting, prior to voting, of such stockholder's intention to cumulate such stockholder's votes; and

               (iii) If any stockholder has given proper notice, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. The candidates receiving the highest number of votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares shall be declared elected.

          (i) Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. The Board of Directors shall also have the power to adopt, amend or repeal Bylaws.

               (i) The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

               (ii) No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of the stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

               (iii) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

     8. COVENANTS.

          (a) So long as any Series A, Series B, Series C or Series D Preferred shall be outstanding, this Corporation shall not, without first obtaining the respective affirmative vote or written consent of not less than a majority of the outstanding shares of the holders of each of the Series A, Series B and Series C and Series D Preferred, voting as separate classes:

               (i) amend or repeal any provision of, or add any provision to, this Corporation's Articles of Incorporation or Bylaws if such action would alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Series A, Series B, Series C or Series D Preferred;

               (ii) authorize or issue shares of any class or series of stock having any preference or priority as to dividends or assets superior to any such preference or priority of the Series A, Series B or Series C Preferred, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Corporation having any preference or

                                      15.

priority as to dividends or assets superior to any such preference or priority of the Series A, Series B, Series C or Series D Preferred;

               (iii) reclassify any Junior Shares into shares having any preference or priority as to dividends or assets superior to any such preference or priority of the Series A, Series B, Series C or Series D Preferred;

               (iv) effect a merger, reorganization, or sale of the Corporation or substantially all the Corporation's assets; or

               (v) effect a reclassification or recapitalization of the outstanding capital stock of the Corporation.

     9. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common.

                                       V.

          1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          2. Any repeal or modification of this Article V shall be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.


                                       VI.

         The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon the stockholders herein are granted subject to this reservation.


                                      16.